Exhibit 99.02
USG CORPORATION ANNOUNCES RECORD DATE FOR RIGHTS OFFERING
     CHICAGO, June 20, 2006 – USG Corporation (NYSE:USG) announced today that it has set Friday, June 30, 2006 as the record date for its previously announced rights offering. USG intends to distribute at no charge to stockholders on the record date one transferable right for each share of common stock held on the record date.
     Each right will entitle a stockholder to purchase one share of USG common stock for $40.00. The rights will be exercisable until Thursday, July 27, 2006 (unless extended), after which they will expire. It is expected that certificates evidencing the rights, together with a prospectus and other information regarding the rights, will be mailed to stockholders of record promptly following the record date. Stockholders who hold their USG shares through a bank or broker will receive the rights materials from their bank or broker.
     USG common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “USG.” The rights are expected to trade on the New York Stock Exchange under the symbol “USG RT.” Current trading prices for both USG common stock and the rights can be obtained from a broker or through normal sources of financial information on the internet.
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USG CORPORATION ANNOUNCES RECORD DATE FOR RIGHTS OFFERING/2
     A copy of the preliminary prospectus relating to the rights offering is available from Georgeson Shareholder Communications, Inc. at (888) 206-5896, 17 State Street, 10th floor, New York, NY, 10004 and is also available at the SEC web site, www.sec.gov. A copy of the final prospectus relating to the rights offering will be available after the rights offering commences.
     A registration statement relating to the rights offering has been filed with the Securities and Exchange Commission but has not yet become effective. The securities covered by the rights offering may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, and there shall not be any offer, solicitation or sale of the securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. In addition, the rights have not been registered or qualified for offer or sale to stockholders of record in any jurisdiction outside the United States.
     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For more information about USG Corporation, visit the USG Web Site at www.usg.com.
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